Independent Auditors' Consent



To the Shareholders and Trustees of Smith Barney Massachusettss
Municipals Fund:

We consent to the use of our report dated January 17, 1996 incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




                                        KPMG PEAT MARWICK LLP


New York, New York
January 29, 1996